Filed Pursuant to Rule 433 of the

Securities Act of 1933, as amended

Registration Statement Nos. 333-192476 and 333-194256

Free Writing Prospectus dated April 2, 2014

Fantex, Inc.

Beginning on March 15, 2014, several emails were exchanged between Fantex, Inc. (referred to in this filing as “we,” “us” or the “Company”) and reporter Darren Heitner from Forbes  (together, the “Emails”), the transcript of which is attached hereto as Annex A. The Emails were in regard to the initial public offerings of the Fantex Series Vernon Davis Convertible Tracking Stock (“Fantex Series Vernon Davis”) and the Fantex Series EJ Manuel Convertible Tracking Stock (“Fantex Series EJ Manuel”) of Fantex, Inc. (the “Vernon Davis Offering” and the “EJ Manuel Offering” respectively, and collectively the “Offerings”), which Offerings are covered by the Registration Statements on Form S-1 (File Nos. 333-192476 and 333-194256, respectively), as amended (the “Vernon Davis Registration Statement” and the “EJ Manuel Registration Statement” respectively, and collectively the “Registration Statements”), that we have filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended. The Emails quote certain statements made by Cornell “Buck” French, the Chief Executive Officer of the Company. However, and as described further below under “Corrections and Clarifications,” the Emails contain certain factual inaccuracies and inconsistencies with the information contained in the Registration Statements.

You should consider statements in the Emails or contained herein only after carefully evaluating all of the information in the Company’s Registration Statements and the other documents incorporated by reference into such Registration Statements.

Corrections and Clarifications

For purposes of correction and clarification, the Company notes the following:

•      In the Emails, Aaron Bensoua quotes Mr. French as stating, “This is not applicable to Fantex’s business of allowing consumers to participate in the current/future cash flows of an athlete’s brand.” Holders of shares of the Company’s tracking stock will have no direct investment in the associated athlete, brand or brand contract. Holders of shares of the Company’s Fantex Series Vernon Davis will have no direct investment in Vernon Davis, his brand or the Brand Agreement effective as of October 30, 2013, by and between Vernon Davis, The Duke Marketing LLC and the Company (the “Vernon Davis Brand Contract”). Holders of shares of the Company’s Fantex Series EJ Manuel will have no direct investment in EJ Manuel, his brand or the Brand Agreement effective as of February 14, 2014, by and between EJ Manuel, Kire Enterprises LLC and the Company (the “EJ Manuel Brand Contract”). An investment in a tracking stock will represent an ownership interest in the Company. The Company is offering Fantex Series Vernon Davis, a tracking stock intended to track and reflect the separate economic performance of the Vernon Davis brand, and Fantex Series EJ Manuel, a tracking stock intended to track and reflect the separate economic performance of the EJ Manuel brand.

Forward-Looking Statements

This free writing prospectus contains forward-looking statements. Forward-looking statements reflect the Company’s current views with respect to, among other things, future events and performance. These statements may discuss the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, prospects, plans, market opportunities and the trends that may affect the Company. The Company generally identifies forward-looking statements by words such as “may,”  “will,” “would,” “should” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. The Company expressly disclaims any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed registration statements (including preliminary prospectuses) with the SEC for each of the offerings to which this communication relates. This investment is complex, risky and speculative. Before you invest, you should read the prospectuses in the respective registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may get these documents for free by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offerings will arrange to send you these prospectuses if requested by calling toll-free 866-315-3482. This is not an offer to sell, nor a solicitation of an offer to buy, to residents of any state in which registration and other legal requirements have not been fulfilled.

Annex A

Emails beginning March 15, 2014 between Fantex, Inc. and Darren Heitner of Forbes

Publication: Forbes

Reporter: Darren Heitner

Date: 3/15/14 — 3/27/14

Email (from Darren Heitner, Forbes to Aaron Bensoua, FP)

Date: 3/15/14

Time: 11:11 AM ET

Aaron:

Hope all is well.  A few questions concerning Fantex, if you don’t mind...

Did the NFL and/or NFLPA ever provide any push-back against the idea of creating your platform?  What type of communications were there with either entity while the idea was being fleshed out?

Particularly, have there been any conversations concerning Article 14 of the NFL Collective Bargaining Agreement?  Have there ever been stated concerns that Fantex’s offerings serve to defeat or circumvent the intention of the parties as reflected by the provisions of the CBA?

Thanks in advance.

Email (from Aaron Bensoua, FP to Darren Heitner, Forbes)

Date: 3/15/14

Time: 2:48 PM ET

Hi Darren,

Don’t mind at all. I’ll ping the guys over at Fantex with these questions and we’ll get back to you shortly.

Best,

Aaron

Email (from Darren Heitner, Forbes to Aaron Bensoua, FP)

Date: 3/26/14

Time: 9:51 PM ET

Hi any update on this?

Email (from Aaron Bensoua, FP to Darren Heitner, Forbes)

Date: 3/27/14

Time: 8:09 PM ET

Hi Darren,

Appreciate your patience on these responses. All quotes should be accredited to Buck French, CEO & Co-Founder, Fantex.

“While we’ve not had formal conversations with the NFL (which is in the business of promoting the league and teams, not players), we are working with the NFLPA. Neither is pushing or has pushed back.”

“We are well aware of Article 14 of the NFL CBA, which we understand to be aimed at preventing a team from entering into a contract with a player that would result in the circumvention of the salary cap.  This is not applicable to Fantex’s business of allowing consumers to participate in the current/future cash flows of an athlete’s brand.”

Let me know if you have any additional questions.

Best,

Aaron

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